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                                                               EXHIBIT 8(s)

                       SUPPLEMENT TO BUY-SELL AGREEMENT


     THIS SUPPLEMENT to that certain Buy-Sell Agreement, as amended effective December 23, 1999 (the "Agreement") is made this ____ day of_________, 2000, by and among the Canada Life Insurance Company of America, a Michigan Corporation (the "Company"), on its own behalf and on behalf of its Variable Annuity Account 2 (the "Account"), Seligman Portfolios, Inc., a Maryland corporation (the "Fund") and J. & W. Seligman & Co. Incorporated ("JWSI").

                             W I T N E S S E T H :
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     WHEREAS, the Company, the Fund, and JWSI entered into the Agreement; and

     WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission ("SEC") granting Participating Insurance Companies (as defined in the Fund's application for such order) and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "Exemptive Order"); and

     WHEREAS, the Company may be deemed to be a Participating Insurance Company for purposes of the Exemptive Order.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


     1. SUPPLEMENT OF AGREEMENT. A new Section of the Agreement is hereby added,
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as of the effective date of this Supplement, as set forth below.

     2. POTENTIAL CONFLICTS.
        -------------------

     2.1. The parties acknowledge that the Fund's shares may be made available for investment to other Participating Insurance Companies and qualified pension and retirement plans ("Qualified Plans"). In such event, the Directors will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and of Qualified Plans. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory

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authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

     2.2. The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Exemptive Order by providing the Directors with all information reasonably necessary for the Directors to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contact owner voting instructions.

     2.3 If it is determined by a majority of the Directors, or a majority of its disinterested Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (i) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract owners or variable life insurance contract owners that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account.

     2.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account if requested by the Fund's Directors, terminate this Agreement with respect to such Account within six months after the Directors inform the Company in writing that it has determined that such decision has created a material irreconcilable conflict; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

     2.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and, if requested by the Fund's Directors, terminate this Agreement with respect to such Account

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within six months after the Directors inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

     2.6. For purposes of Sections 2.3 through 2.6 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Directors.

     2.7. The Company and Seligman shall at least annually submit to the Directors such reports, materials or data as the Directors may reasonable request so that the Directors may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

     2.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

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     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Supplement as of the date and year first above written.

Seligman Portfolios, Inc.

By:  /s/ Brian T. Zino
   ---------------------------------

Name:  Brian T. Zino
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Title:  President
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J. & W. Seligman & Co. Incorporated

By:  /s/ Stephen J. Hoogdon
   ---------------------------------

Name:  Stephen J. Hoogdon
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Title:  Managing Director
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Canada Life Insurance Company of America

By:  /s/ Ron MacTavish
   ---------------------------------

Name:  Ron MacTavish
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Title:  Vice President
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